Contact: Natalyn Klump
natalyn.klump@scansource.com
For Immediate Release November 9, 2023

ScanSource Announces Retirement of Charles R. Whitchurch from
Board of Directors

GREENVILLE, SC — ScanSource, Inc. (NASDAQ: SCSC), a leading hybrid distributor connecting devices to the cloud, today announced the upcoming retirement of Charles R. Whitchurch from its Board of Directors. Whitchurch, who has served as Director of ScanSource since 2009, will retire from the Board when his current term of office expires effective at ScanSource’s next Annual Meeting of Shareholders on January 25, 2024.

“Randy’s financial acuity, coupled with his deep knowledge of the channel and corporate governance, have been extremely valuable to ScanSource,” said Mike Baur, Chairman and CEO, ScanSource, Inc. “We appreciate Randy’s nearly 15-year commitment to ScanSource and wish him the best in his retirement.”

With Whitchurch’s retirement, the ScanSource Board of Directors will consist of eight members.

About ScanSource, Inc.

ScanSource, Inc. (NASDAQ: SCSC) is a leading hybrid distributor connecting devices to the cloud and accelerating growth for customers across hardware, SaaS, connectivity and cloud. ScanSource enables customers to deliver solutions for their end users to address changing buying and consumption patterns. ScanSource sells through multiple, specialized routes-to-market with hardware, SaaS, connectivity and cloud services offerings from the world’s leading suppliers of point-of-sale (POS), payments, barcode, physical security, unified communications and collaboration, telecom and cloud services. Founded in 1992 and headquartered in Greenville, South Carolina, ScanSource was named one of the 2023 Best Places to Work in South Carolina and on FORTUNE magazine’s 2023 List of World’s Most Admired Companies. ScanSource ranks #817 on the Fortune 1000. For more information, visit www.scansource.com.